Exhibit 10.17

CHANGE OF CONTROL AGREEMENT

Originally Entered Into on March 30, 2005

Amended and Restated November 29, 2007

This Change of Control Agreement (this “Agreement”) which was originally entered into as of the 30th day of March, 2005, and hereby amended and restated as of November 29, 2007, by and between HickoryTech Corporation, a Minnesota corporation (the “Company”), and David A. Christensen (the “Executive”).

WITNESSETH:

WHEREAS, the Executive will devote substantial skill and effort to the affairs of the Company, and the Board of Directors of the Company desires to recognize the significant personal contribution that the Executive will make to further the best interests of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its stockholders to continue to obtain the benefits of the Executive’s services and attention to the affairs of the Company, and

WHEREAS, it is desirable and in the best interests of the Company and its stockholders to provide inducement for the Executive (1) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company and (2) to remain in the service of the Company in the event of any threatened or anticipated change in control of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its stockholders that the Executive be in a position to make judgments and take actions with respect to a proposed change in control of the Company without regard to the possibility that his or her employment may be terminated without compensation in the event of certain changes in control of the Company; and

WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and

WHEREAS, for the reasons set forth above, the Company and the Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the facts recited above and the mutual covenants and agreements contained herein, the Company and the Executive agree as follows:

1.             Right to Payment.  If (A) the Executive’s employment with the Company or its Successor is terminated within three (3) years following an Event (as defined in Paragraph 2 below) for any reason other than a reason specified in Paragraph 3(a) through (d) below, or (B) the Executive voluntarily terminates his or her employment within a period of thirty (30) days following the first anniversary of an Event, then the Executive shall be entitled to receive the Benefits set out in Paragraph 4 below. If a subsequent Event occurs, and if the Executive is an employee of the Company or its Successor, without limiting any rights the Executive may have, Executive shall have all rights provided by the first sentence of this Paragraph 1 relating to such subsequent event.

2.             Change of Control Events.  An “Event” shall be deemed to have occurred if:

(a)           A majority of the directors of the Company shall be persons other than persons

(1)           for whose election proxies shall have been solicited by the Board of Directors of the Company; or

(2)           who are then serving as directors and who were initially appointed or elected by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal), or to fill newly created directorships created by the Board of Directors;

provided, however, that a person shall not be deemed to be a director subject to clause (1) or (2), above, if his or her initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company; or

(b)           30% or more of the outstanding voting stock of the Company or all or substantially all of the assets or stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, or any successor rule thereto), directly or indirectly, by any Person (other than by the Company, a subsidiary of the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries, or by the Employee or a group of persons, including the Employee, acting in concert) or group of Persons, acting in concert, whether by acquisition of assets, merger, consolidation, statutory share exchange (other than a merger, consolidation or statutory share exchange described in clause (c)(i) or (ii), below), tender offer, exchange offer, or otherwise;

(c)           The Company is merged into or consolidated with another corporation (other than a subsidiary of the Company) or a statutory share exchange for the Company’s outstanding voting stock of any class is consummated unless (i) a majority of the voting power of the voting stock of the surviving corporation is, immediately following the merger, consolidation or statutory share exchange, beneficially owned, directly or indirectly, by the Employee (or a group of Persons, including the Employee, acting in concert) or (ii) immediately following the merger, consolidation or statutory share exchange, more than 70% of the voting power of the voting stock of the surviving corporation is beneficially owned, directly or indirectly, by the persons who beneficially owned voting stock of the Company immediately prior to such merger, consolidation or statutory share exchange in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such merger, consolidation or statutory share exchange; or

(d)           The shareholders of the Company approve the complete liquidation or dissolution of the Company.

3.             Termination Not Entitling Executive to Benefits. The Executive shall not be entitled to the Benefits set out in Paragraph 4 if his or her employment is terminated during the three (3) year period following an Event for any of the following reasons:

(a)                                  Death. The Executive’s death.

(b)                                 Disability. The Executive’s disability. “Disability” shall mean the inability of the Executive to perform the duties and responsibilities of his or her employment by reasons of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of ninety (90) calendar days or more. A period of inability shall be “uninterrupted” unless and until the Executive is no longer considered disabled by the Company’s Long Term Disability Insurer.

(1)           The determination of whether the Executive is suffering from a “disability” as defined herein shall be made. The determination of whether the Executive is disabled shall be on the same basis as the Company provided Long-Term Disability benefit, which is a fully insured benefit provided by an independent third party. If the Executive meets the disability criteria for long term disability benefits under this Company provided benefit, the Executive will also be considered disabled under this Agreement.

(2)           The Executive agrees to make himself or herself available for and to submit to examinations by such physicians as may be requested by the Company or the Company’s Long Term Disability Insurer. The Executive’s failure to submit to examinations by such physicians as may be requested shall disqualify Executive from receiving Benefits under this Agreement.

(c)           Voluntary Termination. Except as provided in paragraph 1(B), the Executive’s voluntary retirement or voluntary termination of employment. However, the Executive’s retirement or termination of employment shall not be considered voluntary if, following the Event and subject to the provisions for notification set forth below, one or more of the following has occurred without Executive’s express written consent and results in a material negative change to Executive:

(1)           There has been a failure to provide the Executive with substantially equivalent reporting responsibilities, titles, offices or positions, or Executive has been removed from, or has not been re-elected to, any of such positions, which has the effect of materially diminishing the Executive’s responsibility or authority;

(2)           There has been a failure to provide the Executive with: (a) the same base salary, or (b) substantially equivalent (or greater) total salary opportunity, or (c) employee benefits which are, in the aggregate, substantially equivalent to those provided to the Executive at the time of the Event;

(3)           There has been a failure to provide the Executive with substantially equivalent office space or administrative support; or

(4)           Executive has been required to perform his or her services in a location that is more than fifty (50) miles from the Executive’s regularly assigned office location at the time of the Event, or Executive is required to undertake substantially more job-related traveling.

In the event of an occurrence of the type enumerated in subparagraphs (1) through (4) above, Executive shall, within ten (10) days following Executive’s actual knowledge of such occurrence, notify the Company in writing of the specific occurrence which Executive believes would render his/her retirement or termination not voluntary and, following receipt of such notice, the Company shall be afforded a period of thirty (30) days within which to remedy such occurrence.  In the event that Executive fails to provide such notice or to afford such opportunity to remedy the occurrence, or in the event the Company does remedy the occurrence within 30 days, then none of the occurrences specified in subparagraphs (1) through (4) above may be relied upon by Executive to characterize his/her retirement or termination as not voluntary.

(d)           Involuntary Termination For Cause. The Executive’s involuntary termination “for cause.” “For cause” shall mean:

(1)           A persistent failure by the Executive to perform the duties and responsibilities of his or her job, which failure is willful and deliberate on the Executive’s part and is not remedied within a reasonable period of time after the Executive’s receipt of written notice from the Company or its Successor specifying the act or omission constituting such failure;

(2)           A criminal act or acts undertaken by the Executive and intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company or its Successor;

(3)           Unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part and that, in either event, is materially injurious to the Company or its Successor; or

(4)           The conviction of the Executive of a felony.

(e)           Subsequent Occurrences. If the Executive’s employment is terminated under circumstances in which Executive would be entitled to Benefits as defined in Paragraph 4, and thereafter there is an occurrence that would have justified the termination of the Executive’s employment with no entitlement to Benefits (such as the Executive’s death, disability, voluntary termination, or involuntary termination for cause [all as defined above in this Paragraph]), that subsequent occurrence shall not disqualify the Executive (or the Executive’s legal representative) from receiving or continuing to receive the Benefits provided under this Agreement. If the Executive’s employment is terminated under circumstances in which the Executive would be entitled to Benefits as defined in Paragraph 4, and thereafter the executive is re-employed by the Company, the Executive would be entitled to continue to receive payments provided under this Agreement.

4.             Benefits. If the Executive’s employment is terminated under circumstances entitling the Executive to Benefits, the Executive shall receive the following:

(a)           Lump Sum Payment. The Executive shall be entitled to a lump sum cash payment in the amount of One Month’s Salary times 24.  One Month’s Salary shall be determined by taking the Executive’s highest annual compensation for a calendar year (including base salary, the HickoryTech Executive Incentive Plan Annual and Long Term Performance Award bonuses paid in that calendar year, Annual Supplemental Retirement Plan contributions, stock grants under the Long Term Executive Incentive Program and any other incentive payments with the exception of stock options) during the five-year period prior to the Executive’s termination and dividing that amount by twelve (12). For executives who have not yet been eligible to receive a payment under the HickoryTech Executive Incentive Plan, or who have only been eligible for one bonus payment under the HickoryTech Executive Incentive Plan due to their time in the position or with the Company, One Month’s Salary will be determined by taking one month of current base salary and adding it to the greater of:

(1)           the bonus percentage for which the Executive is eligible, calculated at the target payout as indicated in the Hickory Tech Executive Incentive Plan, divided by twelve (12); or

(2)           the actual bonus payment received, or calculated at the close of the fiscal year but not yet received due to timing of the payout as indicated in the HickoryTech Executive Incentive Plan, divided by twelve (12).

This lump sum payment shall be made by the Company or its Successor on the first regular business day following the six (6) month anniversary of the Executive’s termination of employment, and shall be subject to withholding of all taxes and other amounts required by law to be withheld or paid to others.

(b)           In the event it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (a “Payment”) is (or will be) subject to the excise tax imposed by Section 280G of the Internal Revenue Code or any interest or penalties are (or will be) incurred by the Executive with respect to the excise tax imposed by Section 280G of the Internal Revenue Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by the Executive is equal to all payments received pursuant to the terms of this Agreement or otherwise (prior to income taxes with respect to such payments).

(c)           All determinations required to be made to determine whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination shall be made by a nationally recognized certified public accounting firm designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 30 days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that at any time relevant to this Agreement the Accounting Firm is serving as accountant or auditor for the individual, entity or group or Person effecting the Change in Control, the executive shall appoint another nationally recognized certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined in accordance with this Section (and reimbursement for fees and expenses of the Accounting Firm having been paid by the Executive, if any), shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(d)           Continued Insurance Coverage. The Executive shall be entitled to continuation of his or her Company-provided insurance coverage (health, life, dental, accidental death and dismemberment, and any other applicable insured health and welfare benefit programs excluding short and long-term disability) for two years after the Executive’s employment termination, at the same levels and coverage and on the same terms and conditions as if the Executive were still an active employee of the Company or its Successor throughout such period, including the right (if provided to active employees) to elect spousal or family coverage. In the event that the participation of the Executive in any such insurance plan or program is barred, the Company or its Successor, at its sole cost and expense, shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise be entitled to receive under such plans and programs. Notwithstanding the foregoing, however, the Company or its Successor shall not be required to provide any continuation coverage under this subparagraph 4(d) to the extent that such coverage is duplicative of any coverage the Executive is receiving under any other policy provided at the expense of the Company.

(e)           Continuation of any other benefits or perquisites being received by the Executive at the time of the Executive’s employment termination will be negotiated with the Company or its Successor.

5.             Benefits Offset By Other Severance Payments. The lump sum payment provided in subparagraph 4(a) shall be in addition to any salary or other remuneration otherwise payable to the Executive on account of the Executive’s employment by the Company or its Successor. This payment shall be in lieu of any severance payments under any other agreement resulting from his or her termination of employment with the Company or its Successor.

6.             No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Paragraph 4 by seeking other employment or otherwise, nor (except as specifically provided in subparagraph 4(d) above) shall the amount of any payment or other benefit provided for in Paragraph 4 be reduced by any compensation earned by the Executive as the result of employment after the Executive’s employment termination.

7.             Definition of Certain Terms.

(a)           Successor. “Successor” means any Person that succeeds to the business of the Company through merger, consolidation, or acquisition, including any Person acquiring all or substantially all of the assets or stock of the Company.

(b)           Person. “Person” means an individual, partnership, corporation, estate, trust, or other entity.

8.             Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors, and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge, or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its Successor.

(b)           The Company will require any Successor, by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.             Attorneys’ Fees, Costs and Interest. If the Executive (or the Executive’s legal representative) successfully challenges, in whole or in part, the refusal of the Company or its Successor to provide Benefits under this Agreement or to abide by any other provision of this Agreement, then the Company or its Successor shall pay to the Executive (or the Executive’s legal representative):

(a)           All legal fees, costs, disbursements, and expenses incurred as a result of the refusal to provide Benefits or to abide by the other provisions of the Agreement; and

(b)           Interest on any funds (or on the fair market value of any benefits) that were wrongfully withheld by the Company or its Successor, calculated by reference to the prime rate as in effect during the applicable period.

10.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota, without giving effect to principles of conflicts of laws.

11.           Notices. All notices, requests, and demands given to or made pursuant hereto shall be in writing and be either hand-delivered or mailed to any such party at its address which:

(a)           In the case of the Company shall be:

HickoryTech Corporation

221 East Hickory Street

P.O. Box 3248

Mankato, MN  56002-3248

(b)           In the case of the Executive shall be:

David A. Christensen

161 Fairway Drive

Mankato, MN 56001

Either party may, by notice hereunder, designate a changed address. Any notice, if properly addressed and sent prepaid by registered or certified mail shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner. Any notice sent regular mail or hand-delivered shall be deemed received when it is actually received by the other party.

12.           Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the other portions of this Agreement, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

13.           Incentive Compensation Plan and Stock Options. In the case of a payment being due as described in Paragraph 1, the Executive’s benefits under the Annual Award and Long Term Performance Award of the HickoryTech Corporation Executive Incentive Plan shall become immediately payable and any outstanding stock options and unvested restricted shares shall be immediately vested. Any Restricted Stock or Performance Stock Awards under the Long Term Executive Incentive Program which are payable due to achievement of Performance Objectives through the year in which the payment under this Agreement becomes due will be paid and fully vested immediately upon the audited close of the fiscal year financials, but in no case later than March 15 of the year following when the payment becomes due under this Agreement. The Long Term Executive Incentive Program Awards that are not earned based on results at the close of the fiscal year in which the payment under this Agreement becomes due will not be payable. Awards issued to the Executive shall immediately have all restrictions removed.

14.           Amendment or Termination of this Agreement.

(a)           Prior to the Occurrence of an Event. Prior to the occurrence of an Event, the Company, by resolution of the Compensation Committee of the Board of Directors, has the unilateral power to amend or terminate this Agreement at any time and for any reason, and may do so without the Executive’s consent. Notwithstanding the foregoing, however:

(1)           No such amendment or termination of this Agreement shall be effective with respect to the Executive until two weeks following the date that Executive is provided with written notice of the change.

(2)           No such amendment or termination of this Agreement shall be effective with respect to the Executive, unless otherwise agreed by the Executive, if an Event occurs during the one-year period following the date of adoption of the resolution amending or terminating this Agreement.

(b)           After the Occurrence of an Event. After the occurrence of an Event, the Company, by resolution of the Compensation Committee of the Board of Directors, may amend or terminate this Agreement, but no such amendment or termination of this Agreement shall be effective unless the Executive consents thereto in writing. Any waiver by an Executive of rights of any benefits due under this agreement for any reason (rehire or other) must be express and in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set out above.

EXECUTIVE	HICKORYTECH CORPORATION

/s/ David A. Christensen	By:	/s/ John W. Finke
David A. Christensen

	Its:	President and Chief Executive Officer